UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2020

BRAIN SCIENTIFIC INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-209325	81-0876714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Wilbur Place, Suite 170

Bohemia, NY 11716

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 388-3788

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry Into A Material Agreement.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 1, 2020 (the “Issuance Date”), Brain Scientific Inc. (the “Company”) entered into a Securities Purchase Agreement and issued and sold to Diamond Investment Group II LLC (the “Investor”), an 8% Convertible Redeemable Note in the original principal amount of $157,500 (the “Note”). The net amount received by the Company for the sale of the Note was $142,500 after an original issue discount of $7,500 and after payment of the Investor’s legal fees.

The Company intends to use the net proceeds from the sale of the Note for the Company’s working capital and general corporate purposes.

The Note bears interest commencing on the Issuance Date at a fixed rate of 8% per annum on any unpaid principal balance, and will be payable, along with the principal amount, on September 1, 2021 (the “Maturity Date”), unless such interest is earlier converted into shares of the Company’s common stock (“Common Stock”) pursuant to the conversion terms contained in the Note.

The unpaid outstanding principal amount and accrued and unpaid interest under the Note shall be convertible into shares of Common Stock at any time on or after the Issuance Date at the option of the Investor. The conversion price shall be equal to 60% of the lowest closing bid price for the Common Stock, subject to certain exceptions and adjustments contained in the Note, for the fifteen prior trading day period. From the Issuance Date until 180 days after the Issuance Date, upon 3 days’ notice to the Investor, the Company shall have the right to pre-pay the entire remaining principal amount of the Note, subject to the pre-payment terms contained in the Note.

The conversion of the Note is subject to a beneficial ownership limitation of 4.99% (or 9.9% upon notice of the Investor) of the number of shares of common stock outstanding immediately after giving effect to such conversion. The Note is further subject to a “most-favored nation” clause in the event the Company offers a more favorable conversion discount, interest rate, (whether through a straight discount or in combination with an original issue discount), look back period or other more favorable term to another party for any financings while this Note is in effect, subject to certain exceptions contained in the Note.

The Note contains customary events of default which entitle the Investor, among other things, to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note. Upon an event of default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. The Note further contains monetary penalties in the event of certain events of default.

At the Investor’s election, if the Company fails for any reason to deliver to the Investor underlying shares upon conversion by the 3rd business day thereafter and if the Investor incurs a Failure to Deliver Loss (as defined in the Note), then the Company must make the Investor whole in relation to such loss.

For a period of 45 days following the Issuance Date, the Company shall not issue or consummate the sale of any variable equity securities, including those securities which have the potential to become variable rate equity securities. However, the Company may consummate the sale of convertible equity securities in an amount not to exceed $100,000 during this period of time.

Upon certain sale events as specified in the Note, the Company shall, upon request of the Investor, redeem the Note in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Investor, such Holder may convert the unpaid principal amount of the Note (together with the amount of accrued but unpaid interest) into shares of Company common stock immediately prior to such sale event at the conversion price specified in the Note.

The foregoing is a brief description of the purchase of the Note and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement and Note, copies of which are included as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, each of which are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 2.03 of this Current Report on Form 8-K relating to the issuance of the Note is incorporated by reference herein. The Note was, and, unless subsequently registered, the shares underlying the Note will be, issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder, as no general solicitation was used in the offer and sale of such securities.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement
10.2	8% Convertible Redeemable Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 2, 2020

BRAIN SCIENTIFIC INC.

By:	/s/ Boris Goldstein
Name:	Boris Goldstein
Title:	Chairman of the Board, Executive Vice President and Secretary

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